Exhibit 10.11

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is by and among The Babcock & Wilcox Company (the “Company”), [EMPLOYER SUBSIDIARY] (the “Employer”), and [NAME] (“Executive”).

The Company and the Employer consider it essential to the interests of the Company’s stockholders to secure the continued employment of key management personnel. The Board of Directors of the Company recognizes that the possibility of a Change in Control (as defined below) exists and that the uncertainty this raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In order to encourage the continued attention and dedication of key management personnel, this Agreement is being entered into by the Company, the Employer and Executive.

The Company, the Employer and Executive agree as follows:

1.	DEFINITIONS: Capitalized terms are defined in Exhibit A.

2.	SEVERANCE BENEFITS: If Executive experiences a Covered Termination he will be entitled to the following benefits; provided that the benefits described in Sections 2(b), (c), (d), (e) and (f) shall only be payable if the Executive executes a waiver and release prepared by the Employer that is no longer subject to rescission within 60 days of the Covered Termination Date which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Company, the Employer or any of their affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans, Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification).

(a)	Accrued Benefits. The Accrued Benefits, payable within sixty (60) days after the Covered Termination Date, or such earlier time as may be required by applicable law.

(b)	SERP. As of the Covered Termination Date, a fully vested and non-forfeitable interest in Executive’s account balance in SERP, payable in accordance with the terms of SERP.

(c)

Unvested Equity Awards. As of the Covered Termination Date, unless otherwise settled in accordance with the provisions of Section 4 of this Agreement and the plans and agreements referred to therein, a fully vested and non-forfeitable interest in any outstanding unvested equity awards, and to the extent applicable, payable within the 60th day after the Covered Termination Date; provided that no such award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable equity award agreement; provided further that any performance shares shall be paid out at the target rate, prorated on the basis of the number of days of the Executive’s participation during the applicable performance period to which the performance shares related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date.

(d)	Severance Payment Based on Salary. An amount equal to 2.0 times the sum of (i) Salary and (ii) Executive’s target award under the EICP for the year in which the Covered Termination Date occurs, in a lump sum in cash within sixty (60) days after the Covered Termination Date.

(e)	Severance Payment Based on Bonus.

(1)	Current Performance Year. An amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination Date occurs, in a lump sum in cash within sixty (60) days after the Covered Termination Date.

(2)	Prior Performance Year. If a bonus for the prior calendar year has not been paid under EICP as of the Executive’s Covered Termination Date, then Executive will be entitled to the actual amount of the bonus determined under the EICP for such prior calendar year (such amount to be determined without the exercise of any downward discretion), in a lump sum in cash at the same time such bonus is paid to other EICP participants.

(f)	Health Care Benefits. An amount equal to three (3) times the full annual cost of coverage for medical, dental and vision benefits under the Company’s Health Care Plan and Vision Insurance Plan provided to Executive and his covered dependents for the year in which Executive’s Covered Termination Date occurs, in a lump sum in cash within sixty (60) days after the Covered Termination Date.

In no event shall the benefits provided for in Sections 2(a), (d), (e) and (f) above or any payment provided for in (c) above that is not subject to Code Section 409A be paid later than March 15th of the calendar year immediately following the calendar year in which the Executive’s Covered Termination Date occurs.

3.	LIMITATION ON PAYMENTS AND BENEFITS: Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 3 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by Executive, the Employer or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Section 2(d); (ii) the lump sum payment provided under Section 2(e)(1); (iii) the lump sum payment related to Health Care Benefits provided under Section 2(f); and (iv) the accelerated vesting of equity-based awards described in Section 2(c).

4.	CHANGE IN CONTROL EQUITY-BASED BENEFITS: If a Change in Control occurs, any benefits Executive may be entitled to with respect to any equity-based compensation shall be determined in accordance with the applicable plans and award agreements. In the event of any conflict between the terms of any such plans or award agreement and Section 2(c) of this Agreement, the terms of such plan or award agreement shall control.

5.	INTERNAL REVENUE CODE 409A:

(a)	Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company and the Employer shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination is an “involuntary separation from service” for purposes of Code Section 409A.

(b)	Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination Date, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (i) is at least six months after the date after Executive’s Covered Termination Date or (ii) follows Executive’s date of death, if earlier (the “Waiting Period”). The benefits in Sections 2(a), (d), (e) and (f) and certain of the benefits in Section 2(c) are excluded from Code Section 409A under the “short-term deferral exclusion” and thus the Waiting Period does not apply such benefits.

6.	CONFIDENTIALITY AND NON-DISCLOSURE: Executive acknowledges that pursuant to this Agreement, the Company and the Employer agree to provide to him Confidential Information and has previously provided him other such Confidential Information. In return for this and other consideration, provided under this Agreement, Executive agrees that he will not, while employed by the Company, Employer or any Affiliate and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

7.	RETURN OF PROPERTY: Executive agrees that at the time of leaving his or her employ with the Employer or an Affiliate, he will deliver to the Employer (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.

8.	NON-SOLICITATION AND NON-COMPETITION:

(a)	For consideration provided under this Agreement, including, but not limited to the Company’s and the Employer’s agreement to provide Executive with Confidential Information regarding the Company and the Employer and their respective businesses, Executive agrees that while employed by the Employer or an Affiliate and for twenty-four (24) months following a Covered Termination he shall not, without the prior written consent of the Company and the Employer, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact while employed by the Employer or an Affiliate.

(b)	Additionally, for consideration provided under this Agreement, including, but not limited to the Company’s and the Employer’s agreement to provide Executive with Confidential Information regarding the Company and the Employer and their respective businesses, Executive agrees that while employed by the Employer or an Affiliate and for twenty-four (24) following a Covered Termination he will not, without the prior written consent of the Company and the Employer, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company, the Employer or an Affiliate or accept employment with or render services at a comparable level of responsibility to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company, the Employer or an Affiliate.

(c)	The restrictions contained in this Section 8 are limited to a 50-mile radius around any geographical area in which the Company, the Employer or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of a Covered Termination.

(d)	Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company and the Employer as provided in this Agreement, including, but not limited to the Company’s and the Employer’s agreement to provide Executive with Confidential Information regarding the Company, the Employer and their respective businesses, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company and the Employer gives rise to the interest of each of the Company and the Employer in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company and the Employer, including, but not limited to, the Company’s and the Employer’s need to protect their Confidential Information.

9.	NOTICES: For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company or the Employer:	The Babcock & Wilcox Company 13024 Ballantyne Corporate Place Suite 700 Charlotte, NC 28277 ATTENTION: Vice President, HR

If to Executive:

or to such other address as either party may furnish to the other in writing in accordance with this Section.

10.	APPLICABLE LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

11.	SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

12.	WITHHOLDING OF TAXES: The Company or the Employer, as applicable, may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.	NO ASSIGNMENT; SUCCESSORS: Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company or Employer will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement is binding upon and inures to the benefit of the Company and the Employer and their respective successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

14.	NUMBER AND GENDER: Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

15.	CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof.

16.	AMENDMENT AND WAIVER: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.	COUNTERPARTS: This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18.	TERM: The effective date of this Agreement shall commence on August 11, 2010 (“Effective Date”) and shall end on the earlier of (a) the date one year after a Change in Control occurs, or (b) the date on which Executive’s employment is terminated under circumstances that do not constitute a Covered Termination; provided that terms of this Agreement which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 6, 7 and 8) will survive.

THE BABCOCK & WILCOX COMPANY

By:

Name:

Title:

EMPLOYER

By:

Name:

Title:

EXECUTIVE

By:

Name:

EXHIBIT A

DEFINITIONS

The following terms have the meanings set forth below.

“Accrued Benefits” shall mean:

i	Any portion of Executive’s Salary earned through the Covered Termination Date and not yet paid;

ii	Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the Covered Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses;

iii	Any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time; and

iv	All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance policy of the Company generally applicable to the salaried employees of the Company.

“Affiliate” means an Affiliate of the Company or Employer within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means

(i)	the willful and continued failure of Executive to perform substantially Executive’s duties with the Company, Employer or an Affiliate (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that Executive has not substantially performed his duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform his duties;

(ii)	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii)	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.

The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with his counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)	30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, the Employer, or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)	Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)	Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of the definition of a “Change in Control”,

(1)	“Person” means an individual, entity or group;

(2)	“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)	“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)	“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“election contest” is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

(7)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock or

(y)	an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

(8)	“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(9)	“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means The Babcock & Wilcox Company, and, except for purposes of determining whether a Change in Control has occurred, any successor thereto.

“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its Affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

“Covered Termination” means a termination of Executive’s employment (such that Executive ceases to be employed by the Employer, the Company or an Affiliate) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) within the 1-year period following a Change in Control during the term of this Agreement due to:

(a)	an involuntary termination that does not result from any of the following:

(1)	death;

(2)	Disability; or

(3)	termination for Cause; or

(b)	a termination by Executive for Good Reason.

“Covered Termination Date” means (i) if Executive’s employment is terminated for Cause, the date on which the Company delivers to Executive the requisite resolution, or, with respect to a termination under subparagraph (iii) of the definition of Cause, the date on which the Employer notifies Executive of such termination, (ii) if Executive’s employment is terminated by the Employer for a reason other than Cause or Executive’s death, the date on which the Employer notifies Executive of such termination, (iii) if executive’s employment is terminated by Executive for Good Reason, the date on which Executive notifies the Company and the Employer of such termination (after having given the Company notice and a thirty-day cure period), or (iv) if Executive’s employment is terminated by reason of death, the date of death of Executive.

“Disability” means circumstances which would qualify Executive for long term disability benefits under the Employer’s Long Term Disability Plan, whether or not Executive is covered under such plan.

“EICP” means The Babcock & Wilcox Company Executive Incentive Compensation Plan, or any successor plan thereto.

“Employer” means Babcock & Wilcox Investment Company, and any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means any one or more of the following events which occurs following a Change in Control:

(a)	a material diminution in the duties or responsibilities of Executive from those applicable immediately before the date on which a Change in Control occurs;

(b)	a material reduction in Executive’s annual Salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time;

(c)	the failure by the Company or the Employer to continue in effect any compensation plan in which Executive participates immediately before the Change in Control which is material to Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or the Employer to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Change in Control, unless the action by the Company or the Employer applies to all similarly situated employees;

(d)	the failure by the Company and the Employer to continue to provide Executive with material benefits in the aggregate that are substantially similar to those enjoyed by Executive under any of the Company’s (or the Employer’s or their respective Affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately before the Change in Control if such benefits are material to Executive’s total compensation, the taking of any other action by the Company or the Employer which would directly or indirectly materially reduce any of such benefits or deprive Executive of any fringe benefit enjoyed by Executive at the time of the Change in Control if such fringe benefit is material to Executive’s total compensation, unless the action by the Company or the Employer applies to all similarly situated employees; or

(e)	a change in the location of Executive’s principal place of employment with the Employer or the Company by more than 50 miles from the location where Executive was principally employed immediately before the Change in Control without the Executive’s consent.

If a Change in Control occurs and any of the events described above occurs prior to the first anniversary of such Change in Control (an “Event”), Executive shall give the Company written notice (the “Executive Notice”) within 60 days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The Company shall have thirty days following receipt of the Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide the Executive Notice within 60 days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the date of this Agreement.

“Salary” means Executive’s annual base salary as in effect immediately before the termination of Executive’s employment or, if higher, the base salary in effect immediately before the first event or circumstance constituting Good Reason.

“SERP” means The Babcock & Wilcox Company Supplemental Executive Retirement Plan, as in effect on the Covered Termination Date.

“Target Bonus Percentage” means Executive’s target incentive award opportunity under the EICP in effect immediately before the termination of Executive’s employment or, if higher, immediately before the first event or circumstance constituting Good Reason.